Filed Pursuant to Rule 433
                                                         File No.: 333-130755-11

Commercial Mortgage Loan Trust, Commercial Mortgage Pass-Through
Certificates, Series 2008-LS1 $2.3B NEW ISSUE CMBS

Sole Lead/Books:  Banc of America Securities LLC
Co-Mgr:           Lehman Brothers

Rating Agencies:  Moody's and S&P

Cls  Size($mm)  (MDY/S&P)   WAL   Sprd    Yld     Cpn    Mod Dur    PX
A-1    $28.9      Aaa/AAA   2.52  S+310  5.9428  5.9350   2.243   99.99980
A-2    $76.0      Aaa/AAA   4.20  S+385  7.2174  6.2207*  3.569   96.20938
A-3    $75.9      Aaa/AAA   6.86  S+325  7.2645  6.2207*  5.330   94.22056
A-4A   $134.0     Aaa/AAA   9.14  S+300  7.3574  6.2207*  6.669   92.26022
A-4B   $807.0     Aaa/AAA   9.30  S+285  7.2264  6.2207*  6.765   93.00131
A-4BF  $20.0      Aaa/AAA   9.30  S+277  7.1464  5.5500   6.891   89.70313
A-1A   $429.4     Aaa/AAA    **NO LONGER AVAILABLE**
A-SM   $70.4      Aaa/AAA   9.48  S+320  7.5994  6.2207*  6.813   90.58285
A-M    $234.5     Aaa/AAA   9.49  S+420  8.6006  6.2207*  6.689   84.63569
A-J    $99.7      Aaa/AAA   9.56  S+640 10.8098  6.2207*  6.434   73.08318
*WAC

Expected Timing
Settlement          -  March 18, 2008
Dated Date          -  March 01, 2008
First Cpn Payment   -  April 10, 2008
Rated Final         -  December 10, 2049


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230: NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED ORWRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT
APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH
DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF
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